Exhibit 10.103
Hudson Pacific Properties, Inc.
Non-Employee Director Compensation Program

Effective October 1, 2021

The following compensation shall be payable in accordance with the terms below to non-employee directors (“Directors”) of the Board of Directors (the “Board”) of Hudson Pacific Properties, Inc. (the “Company”), including Directors who are affiliated with Farallon Capital Management, L.L.C. or its affiliates (the “Farallon Directors”). Each Director shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).

Cash Compensation

Board Service
Annual Retainer:	$70,000
Lead Independent Director (additional retainer):	$35,000
Committee Service
Audit Committee:
Chair Annual Retainer:	$25,000
Committee Member (Non-Chair) Retainer:	$12,500
Compensation Committee:
Chair Annual Retainer:	$15,000
Committee Member (Non-Chair) Retainer:	$7,500
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$12,500
Committee Member (Non-Chair) Retainer:	$7,500
Sustainability Committee:
Chair Annual Retainer:	$7,500
Committee Member (Non-Chair) Retainer:	$5,000

Directors may be permitted to elect to receive (i) vested shares of Company common stock on a current or deferred basis in accordance with the terms and conditions of an applicable Director stock plan and, in the case of deferred shares, in accordance with Internal Revenue Code Section 409A, and/or (ii) fully-vested LTIP units of Hudson Pacific Properties, L.P. in accordance with the terms and conditions of the Equity Plan (as defined below), in each case, in lieu of Board cash compensation.

Board Service and Committee Service Annual Retainers will be paid or granted (as applicable) quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty days after the end of such quarter.

In addition, each Farallon Director automatically will be granted an additional cash award (the “Farallon Retainer”) in an amount equal to the Annual Grant Value awarded to the other Directors at the applicable shareholder meeting. Each Farallon Retainer will vest in equal one-third installments on the first, second and third anniversaries of the date of grant, subject to continued service.

Exhibit 10.103
Equity Compensation

Annual Restricted Stock Grant:
Except with respect to Farallon Directors, Directors automatically shall be granted annual restricted stock grants with a value of $120,000 (the “Annual Grant Value”) granted on the date of each annual shareholder meeting (the “Annual Grant”). Each Annual Grant will vest in equal one-third installments on the first, second and third anniversaries of the date of grant, subject to continued service.

The Annual Grant shall be granted under and shall be subject to the terms and provisions of the Second Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.

Compensation Limits

Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.